Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-132469

333-132469-01

333-132469-02

Supplement No. 2

(To Prospectus dated March 16, 2006 and Prospectus Supplement dated April 11, 2007)

$2,000,000,000

Prudential Financial, Inc.

Floating Rate Convertible Senior Notes due December 12, 2036

This supplement updates and amends certain information contained in the prospectus dated March 16, 2006, as supplemented by the prospectus supplement dated April 11, 2007, relating to the offer and sale from time to time by certain selling securityholders of up to $2,000,000,000 aggregate principal amount of our Floating Rate Convertible Senior Notes due December 12, 2036, and any Common Stock issuable upon conversion of the notes. The terms of the notes are set forth in the prospectus dated March 16, 2006 and prospectus supplement dated April 11, 2007. This supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus dated March 16, 2006 and prospectus supplement dated April 11, 2007, including any amendments or further supplements thereto. This supplement is qualified by reference to the prospectus dated March 16, 2006 and prospectus supplement dated April 11, 2007 and any amendments or further supplements thereto, except to the extent that the information in this supplement supersedes the information contained in the prospectus dated March 16, 2006 or in the prospectus supplement dated April 11, 2007.

See “Risk Factors” beginning on page S-4 of the prospectus supplement dated April 11, 2007 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this supplement is August 13, 2007

The information in the table under the caption “Selling Securityholders” in the prospectus supplement dated April 11, 2007 is modified by adding the information below with respect to persons not previously listed in the prospectus supplement dated April 11, 2007 and by superseding the information with respect to persons previously listed in the prospectus supplement dated April 11, 2007 and replacing the information previously listed in supplement No. 1 dated July 18, 2007 with respect to those persons and the information that is set forth below.

SELLING SECURITYHOLDERS

Name	Principal Amount of Notes Beneficially Owned Prior to this Offering	Principal Amount of Notes Offered	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock Offered(1)	Principal Amount of Notes Owned After Completion of Offering(2)	Number of Shares of Common Stock Owned After Completion of Offering(2)
Attorneys’ Liability Assurance Society c/o Income Research & Management (3)	400,000	400,000	5,663	(4)	3,839	0	1,824	(4)
Excellus Health Plan c/o Income Research & Management (3)	2,390,000	2,390,000	61,752	(5)	22,935	0	38,817	(5)

Name	Principal Amount of Notes Beneficially Owned Prior to this Offering	Principal Amount of Notes Offered	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock Offered(1)	Principal Amount of Notes Owned After Completion of Offering(2)	Number of Shares of Common Stock Owned After Completion of Offering(2)
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund (3)(6)	2,475,000	2,475,000	23,751		23,751	0	0
MAG Mutual Insurance Company c/o Income Research & Management (3)	395,000	395,000	3,791		3,791	0	0
MedAmerica Insurance Co. Hartford Trust c/o Income Research & Management (3)	305,000	305,000	13,912	(7)	2,927	0	10,940	(7)
MedAmerica New York Insurance c/o Income Research & Management (3)	445,000	445,000	23,942	(8)	4,270	0	19,672	(8)
MIG Assurance Convertible Portfolio c/o Income Research & Management (3)	330,000	330,000	22,359	(9)	3,167	0	19,192	(9)
Stark Mater Fund Ltd. (3)(10)(11)	6,900,000	6,900,000	66,214		66,214	0	0
UMass Memorial Health Care Convertible Bond Portfolio c/o Income Research & Management (3)	470,000	470,000	4,510		4,510	0	0

(1)

Assumes conversion of all of the holders’ notes at the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes. However, the maximum conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights—Conversion Price Adjustments.” As a result, the amount of Common Stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Assumes that all of the notes and/or all of the Common Stock into which the notes are convertible are sold.

(3)	The information included in respect of these selling securityholders reflects corrections to errors made in supplement No. 1 dated July 18, 2007.

(4)

Consists of $190,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 registered pursuant to the Prospectus Supplement, dated April 11, 2007, to the Prospectus dated March 16, 2006. The 1,824 shares of our Common Stock beneficially owned by Attorneys’ Liability Assurance Company were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(5)

Consists of $4,045,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 registered pursuant to the Prospectus Supplement, dated April 11, 2007, to the Prospectus dated March 16, 2006. The 38,817 shares of our Common Stock beneficially owned by Excellus Health Plan were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(6)	Gary Crowder is the natural person that may exercise voting and dispositive power over this selling securityholder’s notes and the Common Stock issuable upon conversion of the notes.

(7)

Consists of $1,140,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 registered pursuant to the Prospectus Supplement, dated April 11, 2007, to the Prospectus dated March 16, 2006. The 10,940 shares of our Common Stock beneficially owned by MedAmerica Insurance Co. Hartford Trust c/o Income Research and Management were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(8)

Consists of $2,050,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 registered pursuant to the Prospectus Supplement, dated April 11, 2007, to the Prospectus dated March 16, 2006. The 19,672 shares of our Common Stock beneficially owned by MedAmerica New York Insurance c/o Income Research and Management were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(9)

Consists of $2,000,000 aggregate principal amount of the Floating Rate Convertible Senior Notes due December 12, 2036 registered pursuant to the Prospectus Supplement, dated April 11, 2007, to the Prospectus dated March 16, 2006. The 19,192 shares of our Common Stock beneficially owned by MIG Assurance Convertible Portfolio c/o Income Research and Management were calculated based on the maximum initial conversion rate of 9.5962 shares per $1,000 principal amount of notes.

(10)	This selling securityholder has identified itself as an affiliate of a broker-dealer.

(11)	Brian Stark and Michael Roth are the natural persons that may exercise voting and dispositive power over this selling securityholder’s notes and the Common Stock issuable upon conversion of the notes.